Execution Version
Counterpart to Registration Rights Agreement
The undersigned hereby absolutely, unconditionally and irrevocably agrees as a Guarantor (as defined in the Registration Rights Agreement, dated March 15, 2022 by and among Magallanes, Inc., J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC) to be bound by the terms and provisions of such Registration Rights Agreement.

IN WITNESS WHEREOF, the undersigned has executed this counterpart as of April 8, 2022.

WARNER BROS. DISCOVERY, INC.
By /s/ Fraser Woodford___________
Name: Fraser Woodford
Title: Executive Vice President, Treasury and Corporate Finance

DISCOVERY COMMUNICATIONS, LLC
By /s/ Fraser Woodford___________
Name: Fraser Woodford
Title: Executive Vice President, Treasury and Corporate Finance

SCRIPPS NETWORKS INTERACTIVE, INC.
By /s/ Fraser Woodford___________
Name: Fraser Woodford
Title: Executive Vice President, Treasury and Corporate Finance